EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2023 RESULTS

Quarterly revenue of $991 million;

GAAP EPS of $1.55 and adjusted EPS of $2.38

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its second quarter 2023 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2023	% Change Q2 2022	YTD June 30, 2023	% Change YTD June 30, 2022
Revenue	$991.3	(31%)	$2,117.5	(29%)
Gross profit	$330.3	(28%)	$699.1	(27%)
Net income	$60.9	(51%)	$145.0	(46%)
GAAP diluted EPS	$1.55	(44%)	$3.58	(39%)
Adjusted diluted EPS*	$2.38	(28%)	$4.87	(28%)
Adjusted EBITDA*	$161.8	(30%)	$341.4	(30%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	AMN delivered solid second quarter 2023 results, highlighted by record revenue from locum tenens, while making major progress on technology initiatives to expand our value proposition and position for growth opportunities in the post-pandemic healthcare labor market.
•	We are partnering with current and prospective clients on total talent solutions that make work more efficient and help build and manage a sustainable workforce.
•	Stable demand trends and client indications of winter needs give us confidence that our Nurse and Allied Solutions segment can grow revenue sequentially in fourth quarter 2023.
•	With strong collections, cash flow from operations was $198 million in the quarter.
•	AMN spent $250 million on stock repurchases during the quarter, and at June 30 our net leverage ratio remained modest at 1.5:1.

“Our AMN team delivered solid financial results while hitting milestones on our strategic initiatives,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “We continue to help our clients deal with a difficult balancing act of managing total labor costs against the need to handle greater patient volumes. Contingent labor costs are stabilizing, and we are strengthening our ability to provide strategic talent solutions that offer labor flexibility at sustainable costs.”

Ms. Grace said, “We have accelerated investments in technology enablement across our solutions to support our clients and healthcare professionals. Key focus areas of investment include our VMS solution, improving and rationalizing our enterprise systems, expanding the capabilities of our market-leading AMN Passport app, and empowering our workforce analytics and scheduling solution with AI.”

Second Quarter 2023 Results

Consolidated revenue for the quarter was $991.3 million, a 31% decrease from prior year and 12% lower than the prior quarter. Net income was $61 million (6.1% of revenue), or $1.55 per diluted share, compared with $124 million (8.7% of revenue), or $2.77 per diluted share, in the second quarter of 2022. Adjusted diluted EPS in the second quarter was $2.38 compared with $3.31 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $689 million, lower by 37% year over year and down 16% from the prior quarter. Travel nurse staffing revenue dropped by 38% year over year and 19% sequentially. Allied division revenue declined 12% year over year and 7% versus prior quarter.

The Physician and Leadership Solutions segment reported revenue of $176 million, up slightly year over year and growing 6% sequentially. Locum tenens revenue was $122 million, 15% higher year over year and up 14% sequentially. Interim leadership revenue fell by 24% year over year and was down 10% from prior quarter. Our physician and leadership search businesses saw revenue decline by 19% year over year and 5% quarter over quarter.

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Technology and Workforce Solutions segment revenue was $126 million, a decrease of 16% year over year and down 7% sequentially. Language services revenue was $64 million in the quarter, 19% higher than the prior year and up 3% sequentially. Vendor management systems revenue was $47 million, dropping by 38% year over year and down 14% from the prior quarter.

Consolidated gross margin was 33.3%, 100 basis points higher year over year and improved by 50 basis points sequentially. Gross margin improved primarily to a favorable change in revenue mix. On a sequential basis, gross margin also was higher in Nurse and Allied Solutions offset by a drop in margin for Technology and Workforce Solutions due to a change in revenue mix within the segment.

Consolidated SG&A expenses were $202 million, or 20.4% of revenue, compared with $244 million, or 17.1% of revenue, in the same quarter last year. SG&A was $206 million, or 18.3% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee compensation with the drop in revenue.

Income from operations was $92 million with an operating margin of 9.2%, compared with $184 million and 12.9%, respectively, in the same quarter last year. Adjusted EBITDA was $162 million, a year-over-year decrease of 30%. Adjusted EBITDA margin was 16.3%, same as the year-ago period.

At June 30, 2023, cash and cash equivalents totaled $7 million. Cash flow from operations was $198 million for the second quarter, and capital expenditures were $26 million. The Company ended the quarter with total debt outstanding of $1.0 billion and a net leverage ratio of 1.5 to 1.

Stock Repurchase Update

The Company spent $425 million year to date to repurchase 4.1 million shares of our common stock, which includes initial delivery of 1.76 million shares from a $200 million accelerated share repurchase agreement. The total number of shares repurchased under the ASR will depend on the average price of our stock over the agreement term, and final settlement will be no later than the fourth quarter of 2023. As of June 30, 2023, $227 million remained on the repurchase program authorized by our Board of Directors.

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Third Quarter 2023 Outlook

Metric	Guidance*
Consolidated revenue	$840 million - $860 million
Gross margin	33.3% - 33.8%
SG&A as percentage of revenue	19.8% - 20.3%
Operating margin	8.8% - 9.4%
Adjusted EBITDA margin	14.3% - 14.8%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the third quarter of 2023 is expected to be 24-26% lower than prior year and 13-15% lower sequentially. Nurse and Allied Solutions segment revenue is expected to be down 31-33% year over year. Physician and Leadership Solutions segment revenue is expected to be down 3-5% year over year. For the Technology and Workforce Solutions segment, we expect revenue to be 10-12% lower year over year.

Third quarter estimates for certain other financial items include depreciation of $16 million, non-cash amortization expense of $23 million, share-based compensation expense of $5 million, integration and other expenses of $3.5 million, interest expense of $12 million, an adjusted tax rate of 28%, and 38.6 million diluted average shares outstanding.

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Conference Call on August 3, 2023

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its second quarter 2023 financial results and third quarter 2023 outlook on Thursday, August 3, 2023 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the labor market conditions, future demand for staffing and other services, wage and bill rates, our ability to meet the needs of our markets, or allow clients to have more flexibility in managing their workforce, our competitive position in tech-enabled solutions, our ability to implement changes that will make our services more tech-enabled and integrated and expand our value proposition, our long-term growth opportunities and sales pipeline, the ability of our Nurse and Allied Solutions segment to grow revenue sequentially in the fourth quarter 2023, our ability to fund and execute share repurchases, that we will have sufficient capital to invest in growth through capital expenditures and potential acquisitions, third quarter 2023 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a

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percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, share-based compensation expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the post-COVID-19 pandemic environment on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (v) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (vi) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market, economic conditions or COVID-19 pandemic, (vii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and

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float pools, telemedicine or otherwise, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2022. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Revenue	$991,299	$1,426,607	$1,126,223	$2,117,522	$2,979,145
Cost of revenue	661,018	966,370	757,377	1,418,395	2,022,740
Gross profit	330,281	460,237	368,846	699,127	956,405
Gross margin	33.3%	32.3%	32.8%	33.0%	32.1%
Operating expenses:
Selling, general and administrative (SG&A)	201,771	244,430	205,599	407,370	502,009
SG&A as a % of revenue	20.4%	17.1%	18.3%	19.2%	16.9%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	36,847	32,274	37,577	74,424	62,930
Total operating expenses	238,618	276,704	243,176	481,794	564,939
Income from operations	91,663	183,533	125,670	217,333	391,466
Operating margin (1)	9.2%	12.9%	11.2%	10.3%	13.1%

Interest expense, net, and other	12,175	10,080	10,259	22,434	19,669

Income before income taxes	79,488	173,453	115,411	194,899	371,797

Income tax expense	18,582	49,653	31,301	49,883	101,989
Net income	$60,906	$123,800	$84,110	$145,016	$269,808
Net income as a % of revenue	6.1%	8.7%	7.5%	6.8%	9.1%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	50	332	146	196	(575)
Other comprehensive income (loss)	50	332	146	196	(575)

Comprehensive income	$60,956	$124,132	$84,256	$145,212	$269,233

Net income per common share:
Basic	$1.56	$2.78	$2.03	$3.60	$5.90
Diluted	$1.55	$2.77	$2.02	$3.58	$5.87
Weighted average common shares outstanding:
Basic	39,151	44,504	41,378	40,258	45,702
Diluted	39,341	44,740	41,570	40,454	45,972

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30, 2023	December 31, 2022	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$7,013	$64,524	$79,357
Accounts receivable, net	579,926	675,650	781,404
Accounts receivable, subcontractor	168,231	268,726	247,707
Prepaid and other current assets	52,066	84,745	81,754
Total current assets	807,236	1,093,645	1,190,222
Restricted cash, cash equivalents and investments	71,564	61,218	61,744
Fixed assets, net	177,417	149,276	136,490
Other assets	219,781	172,016	168,888
Goodwill	935,779	935,364	935,675
Intangible assets, net	432,366	476,832	515,761
Total assets	$2,644,143	$2,888,351	$3,008,780

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$327,538	$476,452	$458,985
Accrued compensation and benefits	261,629	333,244	416,375
Other current liabilities	84,548	48,237	82,019
Total current liabilities	673,715	857,933	957,379
Revolving credit facility	190,000	–	–
Notes payable, net	844,097	843,505	842,914
Deferred income taxes, net	6,986	22,713	51,010
Other long-term liabilities	163,048	120,566	118,133
Total liabilities	1,877,846	1,844,717	1,969,436

Commitments and contingencies

Stockholders’ equity:	766,297	1,043,634	1,039,344

Total liabilities and stockholders’ equity	$2,644,143	$2,888,351	$3,008,780

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Net cash provided by operating activities	$197,667	$224,462	$43,434	$241,101	$424,677
Net cash used in investing activities	(22,428)	(92,523)	(32,431)	(54,859)	(115,762)
Net cash used in financing activities	(203,287)	(174,233)	(44,457)	(247,744)	(411,688)
Effect of exchange rates on cash	–	183	–	–	–
Net decrease in cash, cash equivalents and restricted cash	(28,048)	(42,111)	(33,454)	(61,502)	(102,773)
Cash, cash equivalents and restricted cash at beginning of period	104,418	186,052	137,872	137,872	246,714
Cash, cash equivalents and restricted cash at end of period	$76,370	$143,941	$104,418	$76,370	$143,941

AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Reconciliation of Non-GAAP Items:
Net income	$60,906	$123,800	$84,110	$145,016	$269,808
Income tax expense	18,582	49,653	31,301	49,883	101,989
Income before income taxes	79,488	173,453	115,411	194,899	371,797
Interest expense, net, and other	12,175	10,080	10,259	22,434	19,669
Income from operations	91,663	183,533	125,670	217,333	391,466
Depreciation and amortization	36,847	32,274	37,577	74,424	62,930
Depreciation (included in cost of revenue) (2)	1,387	973	1,257	2,644	1,827
Share-based compensation	4,818	8,513	10,318	15,136	19,772
Acquisition, integration, and other costs (3)	6,103	7,377	4,742	10,845	14,295
Legal settlement accrual changes (4)	21,000	–	–	21,000	–
Adjusted EBITDA (5)	$161,818	$232,670	$179,564	$341,382	$490,290

Adjusted EBITDA margin (6)	16.3%	16.3%	15.9%	16.1%	16.5%

Net income	$60,906	$123,800	$84,110	$145,016	$269,808
Adjustments:
Amortization of intangible assets	22,120	20,312	21,657	43,777	39,959
Acquisition, integration, and other costs (3)	6,103	7,377	4,742	10,845	14,295
Legal settlement accrual changes (4)	21,000	–	–	21,000	–
Cumulative effect of change in accounting principle (7)	–	–	2,974	2,974	–
Tax effect on above adjustments	(12,798)	(7,199)	(7,637)	(20,435)	(14,106)
Tax effect of COLI fair value changes (8)	(1,744)	4,105	(1,807)	(3,551)	4,981
Excess tax benefits related to equity awards (9)	(1,798)	(176)	(682)	(2,480)	(2,105)
Adjusted net income (10)	$93,789	$148,219	$103,357	$197,146	$312,832

GAAP diluted net income per share (EPS)	$1.55	$2.77	$2.02	$3.58	$5.87
Adjustments	0.83	0.54	0.47	1.29	0.93
Adjusted diluted EPS (11)	$2.38	$3.31	$2.49	$4.87	$6.80

AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Revenue
Nurse and allied solutions	$689,015	$1,101,478	$824,480	$1,513,495	$2,329,517
Physician and leadership solutions	176,229	175,697	165,757	341,986	355,203
Technology and workforce solutions	126,055	149,432	135,986	262,041	294,425
	$991,299	$1,426,607	$1,126,223	$2,117,522	$2,979,145

Segment operating income (12)
Nurse and allied solutions	$102,993	$160,870	$113,445	$216,438	$355,959
Physician and leadership solutions	26,456	19,995	25,100	51,556	40,376
Technology and workforce solutions	55,623	82,501	67,010	122,633	161,381
	185,072	263,366	205,555	390,627	557,716
Unallocated corporate overhead (13)	23,254	30,696	25,991	49,245	67,426
Adjusted EBITDA (5)	$161,818	$232,670	$179,564	$341,382	$490,290

Gross Margin
Nurse and allied solutions	26.7%	25.7%	25.9%	26.3%	26.0%
Physician and leadership solutions	35.1%	34.2%	35.2%	35.2%	34.6%
Technology and workforce solutions	66.7%	78.3%	71.4%	69.2%	77.5%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	13,597	16,462	15,122	14,359	16,766

Physician and leadership solutions
Days filled (15)	49,976	49,361	46,900	96,876	100,856
Revenue per day filled (16)	$2,439	$2,146	$2,275	$2,360	$2,168

	As of June 30,		As of December 31,
	2023	2022	2022
Leverage ratio (17)	1.5	0.9	1.0

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	September 30, 2023
	Low(18)	High(18)

Operating margin	8.8%	9.4%
Depreciation and amortization	4.6%	4.5%
EBITDA margin	13.4%	13.9%
Share-based compensation	0.5%	0.5%
Acquisition, integration, and other costs	0.4%	0.4%
Adjusted EBITDA margin	14.3%	14.8%

(1)	Operating margin represents income from operations divided by revenue.
(2)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and six months ended June 30, 2023, acquisition and integration costs were approximately $1.0 million and $2.0 million, respectively, expenses related to the closures of certain office leases were approximately $0.9 million and $2.0 million, respectively, increases in contingent consideration liabilities for recently acquired companies were approximately $2.4 million, restructuring expenses were approximately $1.6 million, and other nonrecurring expenses were approximately $0.2 million and $1.8 million, respectively. Additionally, acquisition, integration, and other costs for the six months ended June 30, 2023 included certain legal expenses of approximately $1.0 million. For the three and six months ended June 30, 2022, acquisition and integration costs were approximately $1.5 million and $2.0 million, respectively, expenses related to the closures of certain office leases were approximately $4.5 million and $10.9 million, respectively, increases in contingent consideration liabilities for recently acquired companies were approximately $0.6 million, and other nonrecurring expenses were approximately $0.8 million.
(4)	During the three months ended June 30, 2023, the Company recorded an increase to its legal accrual for a wage and hour claim in connection with reaching an agreement to settle the matter in its entirety. Since the settlement is largely unrelated to the Company's operating performance, we excluded its impact in the calculations of adjusted EBITDA, adjusted net income, and adjusted diluted EPS.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the three months ended March 31, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the current period. Since the cumulative effect is unrelated to the Company’s operating performance for the three months ended March 31, 2023 and the six months ended June 30, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(9)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(10)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) cumulative effect of change in accounting principle, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (J) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

(11)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, and share-based compensation.
(13)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(18)	Guidance percentage metrics are approximate.